================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 NOVELL, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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Notes:

                        Novell, Inc.       Ph 801 861-7000
                        122 East 1700 Southhttp://www.novell.com
                        Provo, UT 84606

                        February 20, 1998

[LOGO OF NOVELL]

                        Dear Shareholder:

                        It is my pleasure to invite you to attend the Annual Meeting of Shareholders of Novell, Inc. on Tuesday, April 7, 1998.

                        At the meeting the Novell management team will review actions taken during fiscal 1997, and present our tactics for 1998 to make Novell stronger and more competitive.

                        The meeting will begin promptly at 2:00 p.m., local time, at one of our Utah locations, 1555 North Technology Way, Building J Auditorium, Orem, Utah. Please note a map has been provided for your convenience.

                        The official Notice of Meeting, proxy statement and form of proxy are included with this letter. The matters listed in the Notice of Meeting are described in detail in the proxy statement.

                        The vote of every shareholder is important. Mailing your completed proxy will not prevent you from voting in person at the meeting if you wish to do so. Please complete, sign, date and promptly mail your proxy (You may be able to vote by phone or the Internet, refer to instructions on your proxy card). Your cooperation will be greatly appreciated.

                        On behalf of Novell's Board of Directors and management team, I look forward to greeting you and our other valued shareholders who are able to attend.

                        Sincerely,

                        /s/ ERIC E. SCHMIDT

                        Eric E. Schmidt
                        Chairman of the Board and
                        Chief Executive Officer
                        Novell, Inc.

                               [LOGO OF NOVELL]

                                 NOVELL, INC.

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD TUESDAY, APRIL 7, 1998

TO THE SHAREHOLDERS OF NOVELL, INC.:

  Notice is hereby given that the Annual Meeting of Shareholders of NOVELL, INC. will be held at the Company's Orem, Utah office located at 1555 North Technology Way, Building J, Orem, Utah 84097, on Tuesday, April 7, 1998, at 2:00 p.m., local time, for the following purposes:

1. To elect six directors;

2. To approve and ratify the adoption of an amendment to the Novell, Inc. 1989 Employee Stock Purchase Plan to increase the shares reserved for issuance thereunder from 12,000,000 to 18,000,000;

3. To ratify the selection of Ernst & Young LLP as independent auditors for Novell, Inc.;

and to transact such other business as may properly come before the meeting or any adjournments thereof.

  Only shareholders of record at the close of business on February 13, 1998 will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

                                          By Order of the Board of Directors,

                                          /s/ DAVID R. BRADFORD
                                          David R. Bradford
                                          Senior Vice President, General
                                           Counsel and Corporate Secretary

February 20, 1998


 YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. PLEASE CHECK YOUR PROXY CARD, YOU MAY BE ELIGIBLE TO VOTE BY PHONE OR THE INTERNET.

                                PROXY STATEMENT

                                      OF

                                 NOVELL, INC.

  This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are being furnished to the shareholders of Novell, Inc., a Delaware corporation ("Novell" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 1998 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held in Building J Auditorium at the Company's Orem, Utah office located at 1555 North Technology Way, Orem, Utah 84097, on Tuesday, April 7, 1998, at 2:00 p.m., local time, and any adjournment thereof. The Company's telephone number at that address is (801) 222-6000. These proxy materials are being mailed on or about February 20, 1998, to all shareholders of record as of February 13, 1998, of the Company's Common Stock. At the Annual Meeting, the Company's shareholders will be asked to elect six directors, to approve and ratify the adoption of an amendment to the Novell, Inc. 1989 Employee Stock Purchase Plan (the "Purchase Plan"), to ratify the appointment of independent auditors and to vote on such other matters as may properly come before the Annual Meeting.

  The Company's principal executive offices are located at 122 East 1700 South, Provo, UT 84606.

PERSONS MAKING THE SOLICITATION

  All expenses of the Company in connection with this solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by directors, officers and other employees of the Company by telephone, Internet, telegraph, telefax or telex, in person or otherwise, without additional compensation. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by such persons and will reimburse such persons and the Company's transfer agent for their reasonable out-of-pocket expenses in forwarding such material. Additionally, the Company has elected to retain the services of Corporate Investor Communications, Inc. for the purposes of broker nominee search, distribution of proxy materials to banks, brokers, nominees and intermediaries and solicitation in order to obtain voted proxies for the Annual Meeting at an estimated cost of $6,500, plus out-of-pocket expenses.

RECORD DATE AND SHARES OUTSTANDING

  Shareholders of record, at the close of business on February 13, 1998 (the "Record Date"), of the Company's Common Stock, par value $.10 per share ("Common Stock"), are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On the Record Date, 351,304,421 shares of Common Stock were outstanding and entitled to vote. Each outstanding share of Common Stock entitles the holder thereof to one vote on all matters set forth in this proxy statement. As of the Record Date, the closing price of the Common Stock on the Nasdaq National Market was $8.71875 per share.

REVOCABILITY OF PROXY

  A proxy may be revoked by a shareholder at any time prior to the voting at the Annual Meeting by written notice to the Secretary of the Company, by submission of another duly executed proxy bearing a later date or by voting in person at the Annual Meeting. Such notice or later proxy will not affect a vote on any matter taken prior to the receipt thereof by the Company or its transfer agent. The mere presence at the Annual Meeting of the shareholder who has appointed a proxy will not revoke the prior appointment. If not revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated on the Proxy Card by the shareholder or, if no instructions are indicated, will be voted FOR the slate of directors described herein, FOR the approval and ratification of the adoption of an amendment to the Novell, Inc. 1989 Employee Stock Purchase Plan, FOR the ratification of independent auditors and as to any other matter that may be properly brought before the Annual Meeting, in accordance with the judgment of the proxy holders.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

  The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR", "AGAINST" or "WITHHELD FROM" a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter.

  The Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

  While broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, a broker non-vote will not affect the outcome of the voting on any proposal set forth in this Proxy Statement.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of January 31, 1998, information relating to the beneficial ownership of the Company's Common Stock by each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, by each director, by each of the executive officers named in the Summary Compensation Table (the "Named Officers"), and by all current directors and executive officers as a group.

                                                            COMMON STOCK(1)
                                                         ----------------------
                                                                    PERCENT OF
                                                         NUMBER OF  OUTSTANDING
                                                           SHARES     SHARES
                                                         ---------- -----------
   Raymond J. Noorda(2)................................. 25,883,644    7.37%
    240 West Center Street
    Orem, UT 84057
   Eric E. Schmidt......................................  1,451,673       *
   John A. Young........................................    182,000       *
   Elaine R. Bond.......................................     84,500       *
   Hans-Werner Hector...................................     52,995       *
   Jack L. Messman(3)...................................    415,200       *
   Larry W. Sonsini.....................................     54,100       *
   James R. Tolonen(4)..................................    127,655       *
   Glenn Ricart.........................................     24,673       *
   Ronald E. Heinz, Jr..................................      1,695       *
   Richard A. Nortz.....................................     23,166       *
   Joseph A. Marengi(5).................................    486,412       *
   All current directors and executive officers as a
    group (16 persons)..................................  2,636,900     .75%

--------
 *  less than one percent

(1) Unless otherwise indicated, the persons named have sole voting and investment power over the number of shares of the Company's Common Stock shown as being beneficially owned by them. As to each person or group named in the table, the table includes the following shares issuable upon exercise of options that are exercisable within 60 days from January 31, 1998: Dr. Schmidt 550,000, Mr. Young 172,000, Ms. Bond 79,500, Mr. Hector
    47,995, Mr. Messman 119,500, Mr. Sonsini 47,500, Mr. Marengi 486,412. All
    current directors and executive officers as a group 1,116,495. Most executive officers have no options that are exercisable within 60 days due to the terms of the July 1997 option exchange program whereby vested options are not exercisable for one year. See "Executive Compensation-- Ten-Year Option Repricings" and "Report of the Compensation Committee of the Board of Directors on Executive Compensation".

(2) Of such shares, (i) 15,533,144 are held by a trust (of which Mr. Noorda is a co-trustee) for the benefit of members of Mr. Noorda's immediate family and (ii) 10,350,500 shares are held by Dialogic Systems Corporation, a corporation in which Mr. Noorda holds 100% of the stock.

(3) Includes 15,700 shares held by Mr. Messman's adult child living at home, as to which he disclaims beneficial ownership.

(4) Of such shares, 6,047 are held by a trust (of which Mr. Tolonen is a co-trustee) for the benefit of members of Mr. Tolonen's immediate family.

(5) Former executive officer.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

  Since last year's annual meeting of shareholders, the Board of Directors has adopted a resolution decreasing the number of authorized directors from seven to six effective February 9, 1998. Accordingly, a Board of six directors is to be elected at the Annual Meeting. Unless otherwise indicated by the shareholder on the Proxy Card, the persons named in the Proxy Card as proxies for this meeting will vote in favor of each of the following nominees as directors of the Company. Directors elected at the Annual Meeting will hold office until the next annual meeting of shareholders of the Company, and until their successors are duly elected and qualified, except in the event of their earlier death, resignation or removal. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected. If any nominee should become unavailable prior to the election, the accompanying Proxy Card will be voted for the election in his or her stead of such other person as the Board of Directors may recommend.

                                                                 DIRECTOR
        NAME                    PRINCIPAL OCCUPATION              SINCE   AGE
        ----                    --------------------             -------- ---
 Eric E. Schmidt     Chairman of the Board and Chief Executive     1997    42
                      Officer of Novell(1)
 John A. Young       Vice Chairman of the Board of Novell;         1995    65
                      Retired Chief Executive Officer of
                      Hewlett-Packard Company(2)
 Elaine R. Bond      Retired Chase Fellow/Senior Consultant of     1993    62
                      The Chase Manhattan Bank, N.A.(3)
 Hans-Werner Hector  Cofounder and former Member of Advisory       1995    58
                      Board of SAP AG, Germany(4)
 Jack L. Messman     Chairman and Chief Executive Officer of       1985    57
                      Union Pacific Resources Group, Inc.(5)
 Larry W. Sonsini    Member of the law firm of Wilson Sonsini      1988    57
                      Goodrich & Rosati, Professional
                      Corporation(6)

--------
(1) Eric E. Schmidt

  Dr. Schmidt became Chairman of the Board and Chief Executive Officer of the Company on April 7, 1997. From 1983 until March 1997, Dr. Schmidt has held various positions at Sun Microsystems, Inc. (supplier of network computing solutions), including Chief Technology Officer from February 1994 to March 1997 and president of Sun Technology Enterprises from February 1991 until February 1994. Dr. Schmidt is also a director of Geoworks, Inc. and Siebel Systems, Inc.

(2) John A. Young

  Mr. Young was acting Chairman of the Novell Board of Directors from August 1996 until April 1997 at which time he was appointed Vice Chairman of the Board. Mr. Young retired in 1992 from his position as Chief Executive Offi-cer of Hewlett-Packard Company (an international computation and measure-ment company), a position he held for fifteen years. He has had a long as-sociation with competitiveness issues, having chaired President Reagan's Commission on Industrial Competitiveness and founded the Council on Compet-itiveness in 1986. Mr. Young is also a director of Wells Fargo & Co., Chev-ron Corp., SmithKline Beecham plc, Shaman Pharmaceuticals, Inc., Affymetrix, Ciphergen Biosystems, Inc. and Lucent Technology, and is a mem-ber of The Business Council. He also is Chairman of the Board of Smart Val-ley, Inc.

(3) Elaine R. Bond

  Ms. Bond retired in December 1994 as a Chase Fellow and Senior Consultant for Chase Manhattan Bank (a New York based Money Center Bank), a position held since December 1991.

(4) Hans-Werner Hector

  Mr. Hector is a cofounder of SAP AG, Germany (an international provider of general purpose software). Mr. Hector was a member of Advisory Board of SAP AG from June 1995 until December 1996. Mr. Hector also served as Chief Executive Officer, President and Vice Chairman for SAP America, Inc., a wholly owned subsidiary of SAP AG, from February 1992 to January 1995. Mr. Hector was also a Member of the Board of Directors of SAP AG from 1972 to June 1995. Mr. Hector is also a director of CAMELOT IS2 International.

(5) Jack L. Messman

  Mr. Messman has served as Chairman and Chief Executive Officer of Union Pacific Resources Group, Inc. (an oil and gas company) since October 1996. Mr. Messman previously served as President and Chief Executive Officer of Union Pacific Resources Group, Inc. from October 1995 to October 1996. From March 1991 to October 1995, Mr. Messman served as President and Chief Executive Officer of Union Pacific Resources Company. Mr. Messman is also a director of Cambridge Technology Partners, Inc., Tandy Corporation, Safeguard Scientific, Inc., U.S. Data, Inc. and Union Pacific Resources Group, Inc.

(6) Larry W. Sonsini

  Mr. Sonsini has been a Member and Chairman of the Executive Committee of Wilson Sonsini Goodrich & Rosati, Professional Corporation (a law firm) for more than the last five years. Mr. Sonsini is also a director of Lattice Semiconductor Corporation and Pixar, Inc.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors held 14 meetings, including six telephone conference call meetings, during the fiscal year ended October 31, 1997.

  The Board of Directors has three committees. The Audit Committee is comprised of Directors Messman as chairman, Bond and Hector and also included Director Young until he resigned from the Committee in August 1997. The Compensation Committee is comprised of Directors Young as chairman, Bond and Messman. The Corporate Governance Committee is comprised of Director Messman and also included Director Sonsini until he resigned from the committee in December 1997 and Director Wilson until he resigned from the Board of Directors in February 1998. The Corporate Governance Committee performs the functions of a nominating committee.

  The Audit Committee of the Board of Directors met six times during fiscal 1997. The responsibilities of the Audit Committee include recommending to the Board the selection of the independent auditors and reviewing the Company's internal accounting controls. The Audit Committee is authorized to conduct such reviews and examinations as it deems necessary or desirable with respect to the practices and procedures of the independent auditors, the scope of the audit, accounting controls, practices and policies, and the relationship between the Company and its independent auditors, including the availability of Company records, information and personnel.

  The Compensation Committee of the Board of Directors met eight times during fiscal 1997. The Compensation Committee establishes the Company's compensation philosophy, determines executive compensation, and administers the Company's Incentive Plan and its employee stock plans. See "Report of the Compensation Committee of the Board of Directors on Executive Compensation."

  The Corporate Governance Committee of the Board of Directors met once during fiscal 1997. The responsibilities of the Corporate Governance Committee include establishing qualifications to serve on the Board and Committees of the Board, identifying nominees for Board membership, reviewing procedures for CEO succession and Board retirement policies, analyzing and establishing Board compensation, and establishing general guidelines for the operation of the Board of Directors. The Corporate Governance Committee receives and reviews shareholder suggestions for nominees for Board membership, which potential nominees will be reviewed in accordance with the procedures established for reviewing nominees by the Committee. Any such suggestion for a nominee should be submitted to the Secretary of the Company.

  During the last fiscal year, all current directors attended at least 75 percent of the meetings of the Board and Committees of which they were members.

VOTE REQUIRED AND BOARD RECOMMENDATION

  The six nominees for director receiving the highest number of affirmative votes of the shares present or represented by proxy and entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect under Delaware law. Shareholders do not have the right to cumulate their votes in the election of directors.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE SLATE OF NOMINEES SET FORTH ABOVE.

                                 PROPOSAL TWO

  APPROVAL AND RATIFICATION OF THE ADOPTION OF AN AMENDMENT TO THE COMPANY'S
                       1989 EMPLOYEE STOCK PURCHASE PLAN

PROPOSED AMENDMENT

  On December 10, 1997, the Board of Directors of the Company approved an amendment to the Novell, Inc. 1989 Employee Stock Purchase Plan (the "Purchase Plan") to increase the number of shares available for issuance under the Purchase Plan from twelve million (12,000,000) to eighteen million (18,000,000). At the 1998 Annual Meeting, the shareholders are being asked to approve such increase in shares under the Purchase Plan.

  The Board of Directors believes that the Purchase Plan encourages and assists employees of Novell to acquire an equity interest in the Company, helps align employee interests with other shareholders, helps provide for the future financial security of Novell employees and fosters good employee relations. The Purchase Plan should thereby be helpful in attracting, retaining and motivating employees. The terms of the Purchase Plan are described below. A copy of the amended Purchase Plan will be furnished by the Company to any shareholder upon written request to the Corporate Secretary.

  During 1997, the Financial Accounting Standards Board issued Emerging Issues Task Force No. 97-12 "Accounting for Increased Share Authorizations in an IRS
Section 423 Employee Stock Purchase Plan under APB Opinion No. 25, Accounting for Stock Issued to Employees" (EITF 97-12). EITF 97-12 requires that companies have a sufficient number of shares, approved by shareholders, at the beginning of each offering period. Should additional shares need to be approved by shareholders during the offering period, this could result in compensation expense to the Company. Due to this new regulation the Company must plan farther ahead in obtaining shareholder approval of a sufficient number of shares to fund future offering periods, especially offering periods that are scheduled to begin prior to the 1999 Shareholder Meeting.

DESCRIPTION OF PURCHASE PLAN

  The following is a brief summary of the material features of the Purchase
Plan.

  Eligibility. Any person who is employed by Novell (or by any of its designated subsidiaries) for at least twenty hours per week and six months per calendar year is eligible to participate in the Purchase Plan, subject to certain limitations imposed by Section 423(b) of the Internal Revenue Code of 1986, as amended (the "Code"). No person who owns or holds options to purchase, or who, as a result of participation in the Purchase Plan, would own or hold options to purchase five percent (5%) or more of the outstanding stock of the Company is eligible to participate in the Purchase Plan. As of January 31, 1998, approximately 4,500 employees were eligible to participate.

  Participation in an Offering. Each offering of Common Stock under the Purchase Plan ("Offering") will be for a period of approximately six months. The commencement of each Offering under the Purchase Plan will start at the beginning of the Company's regular payroll periods that fall closest to November 1 and May 1 of each year. To participate in the Purchase Plan, eligible employees must authorize payroll deductions pursuant to the Purchase Plan. Such payroll deductions may not exceed ten percent (10%) of regular base salary (including sales commissions that are not in excess of target income). Once an employee becomes a participant in the Purchase Plan, the employee will automatically participate in each successive Offering until such time as the employee withdraws from the Purchase Plan or the employee's employment terminates. As of January 31, 1998 there were approximately 2,200 participants in the Purchase Plan.

  Purchase Price. The purchase price per share at which the shares of Common Stock are acquired under the Purchase Plan will be equal to 85% of the lesser of the fair market value of the Common Stock on (i) the first day of the Offering or (ii) the last day of the Offering. The fair market value of the Common Stock on any relevant date will be equal to the closing bid price per share as reported on the Nasdaq National Market.

  Shares Purchased. The number of shares of the Common Stock a participant purchases in each Offering is determined by dividing the total amount of payroll deductions withheld from the participant's paychecks during the Offering by the purchase price. In any calendar year, no participant may purchase more than $25,000 worth of stock (determined based on the fair market value of the shares at the time the option is granted). At Novell's option, any cash not applied to the purchase of fractional shares will either be returned to the participant or applied toward the purchase of shares in subsequent Offerings.

  Withdrawal. A participant may withdraw from an Offering at any time without affecting his or her eligibility to participate in future Offerings. In effect, therefore, a participant is given an option that he or she may or may not exercise. However, once a participant withdraws from an Offering, that participant may not subsequently participate in the same Offering.

  Administration and Amendment. The Purchase Plan is to be administered, at the Company's expense, by the Board of Directors or a committee appointed by the Board, and is currently being administered by the Board's Compensation Committee. All questions of interpretation or application of the Purchase Plan are determined in the sole discretion of the committee, and its decisions are final and binding upon all participants. Members of the Board of Directors or its committee who are eligible employees are permitted to participate in the Purchase

Plan but may not vote on any matters that affect the administration of the Purchase Plan. No member of the Board who is eligible to participate in the Purchase Plan may be a member of the committee appointed to administer the Purchase Plan. The committee may at any time amend or terminate the Purchase Plan, except that such termination shall not affect options previously granted, nor may any amendment make any change in an option previously granted that would adversely affect the rights of any participant. No amendment may be made to the Purchase Plan without the approval or ratification of the shareholders of the Company if such amendment would require shareholder approval under Section 423 of the Code, or any other applicable law or regulation.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following summary is intended only as a general guide as to federal income tax consequences under current law of participation in the Purchase Plan and does not attempt to describe all potential tax consequences. Furthermore, tax consequences are subject to change and a taxpayer's particular situation may be such that some variation of the described rules is applicable. Accordingly, participants have been advised to consult their own tax advisors with respect to the tax consequences of participating in the Purchase Plan.

  The Purchase Plan is intended to be an "employee stock purchase plan" within the meaning of Section 423 of the Code. Under a plan that so qualifies, no taxable income will be reportable by a participant, and no deductions will be allowable to the Company, by reason of the grant of the option at the beginning of an Offering or the purchase of shares at the end of an Offering. A participant will, however, recognize taxable income in the year in which the shares purchased under the Purchase Plan are sold or otherwise made the subject of disposition.

  A sale or other disposition of the purchased shares will be a disqualifying disposition if it is made within two years after the date the option is granted (i.e., the commencement date of the Offering to which the option pertains).

  If the participant makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction for the taxable year of the Company in which such disposition occurs, subject to the limit on deductibility of compensation paid to certain others of the Company under Section 162(m) of the Code. To the extent allowed, the Company's tax deduction is generally measured as the amount by which the fair market value of such shares on the date of purchase exceeds the purchase price. In no other instance will the Company be allowed a deduction with respect to the participant's disposition of the purchased shares.

  If the participant disposes of the shares after satisfying the holding period outlined above (a qualifying disposition), then the participant will realize ordinary income in the year of disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the date of disposition exceeds the purchase price or (ii) 15% of the fair market value of the shares on the day the option relating to the disposed shares was first granted. This amount of ordinary income will be added to the basis in the shares and any gain (or loss) recognized upon the disposition will be a long-term capital gain (or loss). Currently, the long-term capital gains rate is capped at 28% (20% in the case of shares held for at least 18 months).

  If the shares are disposed of in a disqualifying disposition, then the excess of the fair market value of the shares on the date of purchase over the purchase price will be treated as ordinary income to the participant at the time of such disposition. Even if the shares are disposed of for less than their fair market value measured as of the date of purchase, the same amount of ordinary income is attributed to a participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the shares on such date of the purchase.

PARTICIPATION IN THE PURCHASE PLAN

  Participation in the Purchase Plan is open to all employees of the Company who work 20 hours or more during a normal work week and six months per calendar year, including the Named Officers. Participation is voluntary and is dependent on each eligible employee's election to participate and their respective determination as to the level of payroll deductions. Accordingly, future purchases under the Purchase Plan are not determinable. No purchases have been made under the Purchase Plan since the amendment described above. As of the date of this proxy statement, 9,002,297 shares of Common Stock have been acquired by employees of the Company through participation in the Purchase Plan. The Company has received approximately $96.5 million from the purchase of stock by employees through the Purchase Plan. Non-employee directors are not eligible to participate in the Purchase Plan.

  The following table sets forth information with respect to purchases of Common Stock by Named Officers, to all current executive officers as a group and to all other employees as a group during the last fiscal year ended October 31, 1997:

            AMENDED PLAN BENEFITS 1989 EMPLOYEE STOCK PURCHASE PLAN

                                                 NUMBER OF SHARES
NAME OF INDIVIDUAL OR                            PURCHASED UNDER     DOLLAR
IDENTITY OF GROUP AND POSITION                   PURCHASE PLAN(#) VALUE ($)(1)
------------------------------                   ---------------- ------------
Eric E. Schmidt.................................        1,673          4,436
 Chairman of the Board and Chief Executive
  Officer
James R. Tolonen................................           --             --
 Senior Vice President and Chief Financial
  Officer
Glenn Ricart....................................        1,673          4,436
 Senior Vice President and Chief Technology
  Officer
Ronald E. Heinz, Jr.............................        1,673          4,436
 Senior Vice President Worldwide Sales
Richard A. Nortz................................        2,661          5,492
 Senior Vice President Customer Services
Joseph A. Marengi(2)............................           --             --
 Former President and Chief Operating Officer
All current executive officers as a group (11          11,191         26,293
 persons).......................................
All other employees as a group..................    1,980,313      3,691,119

--------
(1) Fair market value on date of purchase, minus the purchase price.
(2) Former officer.

VOTE REQUIRED AND BOARD RECOMMENDATION

  Ratification and approval of the increase in shares reserved under the Purchase Plan requires the affirmative vote of a majority of the Votes Cast. Accordingly, abstentions will have the same effect as votes against this proposal and broker non-votes will not affect the outcome of voting on this proposal.

  The Board of Directors believes that the Purchase Plan encourages and assists employees of Novell to acquire an equity interest in the Company, helps align employee interests with other shareholders, helps provide for the future financial security of Novell employees and fosters good employee relations. The opportunity for employees to acquire shares pursuant to the Purchase Plan will be important to attract and retain qualified employees who are essential to the success of the Company.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE PURCHASE PLAN.

                                PROPOSAL THREE

              RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP
                            AS INDEPENDENT AUDITORS

  Upon the recommendation of the Audit Committee, which is composed entirely of non-employee directors, the Board of Directors has appointed Ernst & Young LLP ("Ernst & Young") as independent auditors for the Company to audit its consolidated financial statements for fiscal 1998 and to perform audit-related services and consultation in connection with various accounting and financial reporting matters. Ernst & Young also performs certain non-audit services for the Company.

  The Board has directed that the appointment of Ernst & Young be submitted to the shareholders for ratification. The affirmative vote of a majority of the Votes Cast is required for ratification. If the shareholders do not approve the selection of Ernst & Young, the Audit Committee and the Board will reconsider the appointment.

  Ernst & Young or its predecessors have audited the consolidated financial statements of the Company since 1987.

  The Company has been advised by Ernst & Young that it will have a representative present at the Annual Meeting who will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following Summary Compensation Table shows compensation paid by the Company for services rendered during fiscal years 1997, 1996 and 1995 for (i) all persons serving as Chief Executive Officer during fiscal 1997, (ii) the four most highly compensated executive officers serving at fiscal year end whose salary plus bonus exceeded $100,000 in fiscal 1997 and (iii) one former executive officer who would have been included in the category described in subsection (ii) had he still been an executive officer of the Company at fiscal 1997 year end (the "Named Officers").

                                                                    LONG-TERM
                                ANNUAL COMPENSATION(1)         COMPENSATION AWARDS
                           --------------------------------- -----------------------
                                                                          SECURITIES
                                                OTHER ANNUAL  RESTRICTED  UNDERLYING  ALL OTHER
    NAME AND PRINCIPAL          SALARY   BONUS  COMPENSATION STOCK AWARDS  OPTIONS   COMPENSATION
         POSITION          YEAR   ($)   ($)(2)     ($)(3)       ($)(4)      (#)(5)      ($)(6)
-------------------------- ---- ------- ------- ------------ ------------ ---------- ------------
Eric E. Schmidt(7)........ 1997 354,347 374,796        --     7,697,250   2,750,000      6,400
 Chairman of the Board and
 Chief Executive Officer
James R. Tolonen.......... 1997 356,068 164,520        --            --     500,000     15,612
 Senior Vice President and 1996 347,200      --        --       362,625     209,000     14,377
 Chief Financial Officer   1995 360,600 137,929        --            --          --     16,317
Glenn Ricart(8)........... 1997 305,193 134,685        --            --     353,000     13,123
 Senior Vice President and 1996 273,896      --    30,415       435,150     110,000     10,006
 Chief Technology Officer
Ronald E. Heinz, Jr.(9)... 1997 299,747 133,870        --            --     476,160     13,500
 Senior Vice President
 Worldwide Sales
Richard A. Nortz(10)...... 1997 266,835 103,275        --            --     424,000     10,591
 Senior Vice President
 Customer Services
Joseph A. Marengi(11)..... 1997 525,001  55,400        --            --     200,000    992,252
 Former President and      1996 403,980 193,819        --       362,625     454,000     24,093
 Chief Operating Officer   1995 381,447 171,171        --            --          --     20,374

--------
 (1) Compensation deferred at the election of the executive, pursuant to the Novell, Inc. Retirement and Savings Plan and the Deferred Compensation Plan, is included in the year earned.

 (2) Cash bonuses for services rendered in fiscal years 1997, 1996 and 1995 have been listed in the year earned. Bonuses earned in 1997 were paid quarterly with fiscal fourth quarter and year-end bonuses paid in the following fiscal year. Bonuses were calculated based on the accomplishment of certain performance objectives. Dr. Schmidt's bonus was calculated on a preset formula based on the terms of his employment contract. Starting fiscal 1998, Dr. Schmidt's bonus will be earned based on the accomplishment of certain performance objectives. See "Report of the Compensation Committee of the Board of Directors on Executive Compensation." No bonuses were earned for fiscal 1996. The amount listed for Mr. Marengi in fiscal 1996 represents sales commissions. Bonuses earned in 1995 were actually paid in the following fiscal year.

 (3) Mr. Ricart received $30,415 in fiscal 1996 to cover expenses in the relocation of his primary residence from Maryland to Utah. No other Named Officer received perquisites in an amount greater than the lesser of (i) $50,000 or (ii) 10 percent of such Named Officer's total salary plus bonus.

 (4) Restricted stock awards are valued in the Summary Compensation Table at the Company's closing price on the date of grant less the purchase price ($0.01 per share for Dr. Schmidt and $0.10 per share for other Named Officers). On March 18, 1997, Dr. Schmidt received a restricted stock award of 900,000 shares. Such shares vest 30%, 25%, 20%, 15% and 10% on grant anniversary in 1998, 1999, 2000, 2001 and 2002, respectively. On March 1, 1996, Named Officers Tolonen, Ricart and Nortz received a restricted stock award of 36,000, 30,000 and 20,000 shares, respectively. Such shares vest over a two-year period with 50%
   vested one year from award date and the remaining 50% vested two years from award date. Officers have the right to vote such shares and to receive cash dividends thereon (if any) but any stock dividends bear the same vesting restrictions as the shares with respect to which they are issued. As of 1997 fiscal year end, Named Officers had the following number of shares of restricted stock having a value as noted: Mr. Tolonen 15,000 shares, value $126,563; Mr. Ricart 18,000 shares, value $151,875; and Mr. Nortz 10,000 shares, value $84,376.

 (5) Includes shares subject to options granted in connection with the July 1997 option exchange program. See "Executive Compensation--Ten-Year Option Repricings" and "Report of the Compensation Committee of the Board of Directors on Executive Compensation".

 (6) The stated amounts for all Named Officers except Mr. Marengi are Company matching contributions to the Novell, Inc. Retirement and Savings Plan and the Deferred Compensation Plan. Mr. Marengi's amount for fiscal 1997 includes (i) a payment of $969,559 based on the terms of his separation agreement and (ii) $23,695 of Company matching contributions.

 (7) Dr. Schmidt joined the Company in March 1997.

 (8) Mr. Ricart joined the Company in fiscal 1996.

 (9) Mr. Heinz became an executive officer in fiscal 1997.

(10) Mr. Nortz became an executive officer in fiscal 1997.

(11)  Mr. Marengi resigned from the Company in July 1997.

DIRECTOR COMPENSATION

  Non-employee Directors of the Company receive an annual retainer of $20,000, plus a Board meeting fee of $1,200 for each Board meeting attended; the vice chairman receives an additional annual retainer of $100,000. Additionally, the directors are reimbursed for their expenses incurred in attending meetings of the Company's Board of Directors. Non-employee Directors receive $1,000 additional compensation for committee meetings attended; the Committee chairman also receives an annual retainer of $2,500. Pursuant to a consulting agreement entered into by the Company with Mr. Young in August 1996, Director Young received a consulting fee of $10,000 a week from the beginning of the fiscal year until April 1997 while he was Chairman of the Board and provided consulting services to the Company as needed. In addition, the option to purchase 100,000 shares at $10.4375 per share granted to Mr. Young pursuant to such agreement became fully vested on March 31, 1997 and will expire in April 1998. The consulting agreement was terminated in April 1997.

  Under the Company's Stock Option Plan for Non-Employee Directors, as amended, (the "Director Plan") each non-employee Director who joins the Board will automatically receive options to purchase 30,000 shares vesting as to 25 percent annually over four years. In addition, each current non-employee Director will receive an annual grant of options to purchase 15,000 shares vesting as to 50 percent annually over two years. Upon a change in control, options granted under the Director Plan become exercisable in full by a non-employee Director if within one year of such change in control the non-employee Director ceases for any reason to be a member of the Board. See also "Executive Compensation--Non-Employee Directors Stock Option Plan ".

  On October 8, 1997, under the Company's 1991 Stock Plan, as amended, each non-employee director was granted options to purchase 40,000 shares, except the vice chairman who was granted an option to purchase 100,000 shares. Options have an exercise price equal to the fair market value on date of grant of $8.75 per share. These options vest 25 percent on the first year anniversary date and thereafter 6.25 percent quarterly over three years. Options expire ten years from grant date.

  Novell has a Directors' Charitable Award Program (the "Charitable Program") to acknowledge the service of directors to the Company and enhance indirectly the ability of the Company to attract and retain directors of the highest caliber. All members of the Board are eligible for the Charitable Program, subject to vesting requirements. The Charitable Program is funded by life insurance policies purchased by the Company, which provide for a $1 million death benefit to participating directors. Upon the death of a participating director, the Company will donate $1,000,000 (paid in ten equal annual installments) to non-profit organizations recommended by the director. Individual directors derive no financial benefit from the Charitable Program since all available insurance proceeds and tax deductions accrue solely to the Company. The aggregate cost to the Company of the life insurance premiums paid during fiscal 1997 to fund the Charitable Program was $76,000.

  On August 17, 1995, non-employee Directors Messman, Sonsini and Wilson each received a cash-only stock appreciation right relating to 13,333 shares of the Company's Common Stock. Each right entitles the holder to a cash payment on April 12, 1998, in an amount equal to the excess, if any, of the fair market value per share of the Common Stock on that date over $20.9375, the closing price of the Common Stock on the Nasdaq National Market on August 17, 1995, the grant date. The holder's right to receive the cash payment vests in three annual installments, based upon the holder's continued status as a director of the Company. Upon Director Wilson's resignation from the Board in February 1998 his stock appreciation right had no value.

STOCK OPTIONS GRANTS IN FISCAL YEAR 1997

  The following table provides information with respect to stock options granted during fiscal 1997 to the Named Officers. No stock appreciation rights have been granted by the Company.

                                      INDIVIDUAL GRANTS
                         --------------------------------------------
                                                                      POTENTIAL REALIZABLE
                                                                        VALUE AT ASSUMED
                           NUMBER OF   % OF TOTAL                     ANNUAL RATES OF STOCK
                          SECURITIES    OPTIONS                        PRICE APPRECIATION
                          UNDERLYING   GRANTED TO                              FOR
                            OPTIONS    EMPLOYEES  EXERCISE               OPTION TERM(1)
                            GRANTED    IN FISCAL   PRICE   EXPIRATION ---------------------
          NAME              (#)(2)      YEAR (3)   ($/SH)     DATE      5% ($)    10% ($)
          ----           ------------- ---------- -------- ---------- ---------- ----------
Eric E. Schmidt......... 2,750,000 (4)    5.70     $ 8.56  03/18/2007 14,801,952 37,499,220
James R. Tolonen........    75,000 (5)     .16     $10.50  11/21/2006        (9)        (9)
                            19,200 (6)     .04     $ 6.91  11/20/2001     31,279     67,387
                            19,200 (6)     .04     $ 6.91  10/13/2002     38,351     85,337
                            48,000 (6)     .10     $ 6.91  10/05/2003    117,216    267,812
                            64,000 (7)     .14     $ 6.91  10/19/2004    190,362    445,088
                            60,000 (7)     .13     $ 6.91  12/22/2005    210,181    509,643
                            60,000 (8)     .13     $ 6.91  03/01/2006    216,306    527,197
                            47,200 (7)     .10     $ 6.91  03/01/2006    170,161    414,901
                            60,000 (7)     .13     $ 6.91  11/21/2006    270,830    549,652
                            47,400(10)     .10     $ 8.34  08/07/2007    248,575    629,738
Glenn Ricart............    60,000 (5)     .13     $10.50  11/21/2006        (9)        (9)
                            32,000 (7)     .07     $ 6.91  09/18/2005    108,740    262,330
                            32,000 (8)     .07     $ 6.91  03/01/2006    115,272    281,289
                            56,000 (7)     .12     $ 6.91  03/01/2006    201,886    492,256
                            48,000 (7)     .10     $ 6.91  11/21/2006    190,472    439,721
                           125,000(10)     .27     $ 8.34  08/07/2007    655,524  1,660,703

                                     INDIVIDUAL GRANTS
                         ------------------------------------------
                                                                         POTENTIAL
                                                                        REALIZABLE
                                                                     VALUE AT ASSUMED
                                                                      ANNUAL RATES OF
                          NUMBER OF  % OF TOTAL                            STOCK
                         SECURITIES   OPTIONS                       PRICE APPRECIATION
                         UNDERLYING  GRANTED TO                             FOR
                           OPTIONS   EMPLOYEES  EXERCISE              OPTION TERM(1)
                           GRANTED   IN FISCAL   PRICE   EXPIRATION -------------------
          NAME             (#)(2)     YEAR (3)   ($/SH)     DATE     5% ($)    10% ($)
          ----           ----------- ---------- -------- ---------- --------- ---------
Ronald E. Heinz, Jr.....  35,000 (5)    .08      $10.50  11/21/2006       (9)       (9)
                          25,000 (5)    .05      $11.38  02/12/2007       (9)       (9)
                           5,000 (5)    .01      $ 9.63  03/11/2007       (9)       (9)
                           4,800 (6)    .01      $ 6.91  10/05/2003    11,722    26,781
                           5,400 (6)    .01      $ 6.91  05/24/2004    14,937    34,757
                           6,000 (7)    .01      $ 6.91  09/07/2004    17,166    40,112
                          16,000 (7)    .03      $ 6.91  09/07/2004    44,998   106,965
                           5,760 (7)    .01      $ 6.91  06/22/2005    18,428    44,710
                           8,000 (7)    .02      $ 6.91  12/22/2005    28,002    67,952
                          47,200 (8)    .10      $ 6.91  03/01/2006   170,026   414,901
                          16,000 (7)    .03      $ 6.91  10/24/2006    63,491   146,574
                          28,000 (7)    .06      $ 6.91  11/21/2007   111,109   256,504
                          20,000 (7)    .04      $ 6.91  02/12/2007    82,579   192,579
                           4,000 (7)    .01      $ 6.91  03/11/2007    16,730    39,140
                         250,000(10)    .05      $ 8.34  08/07/2007 1,311,048 3,321,405
Richard A. Nortz........  40,000 (5)    .09      $10.50  11/21/2006       (9)       (9)
                          40,000 (5)    .09      $ 9.63  03/11/2007       (9)       (9)
                          48,000 (7)    .10      $ 6.91  10/20/2005   165,694   400,605
                          32,000 (8)    .07      $ 6.91  03/01/2006   115,363   281,289
                          32,000 (7)    .07      $ 6.91  11/21/2006   126,981   293,148
                          32,000 (7)    .07      $ 6.91  03/11/2007   132,126   308,126
                         200,000(10)    .43      $ 8.34  08/07/2007 1,048,838 2,657,124
Joseph A. Marengi....... 200,000(10)    .43      $10.50  11/21/2007 1,320,480 3,345,300

--------
 (1) Potential realizable value is based on an assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the term of the option. Options issued in the July 1997 option exchange program are shown as new grants (the "Repriced Options"). The terms of the Repriced Options are based on the expiration dates of the options surrendered, therefore, the option term used in the above calculation varies from 4.3 to 9.6 years. Other options have a ten-year term. The potential realizable value is (i) the potential stock price at the end of the term based on the 5 percent and 10 percent assumed rates of annual stock price appreciation less the exercise price times (ii) the number of shares subject to the option. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

 (2) The Novell option plans are administered by a committee of the Board of Directors. The committee determines the eligibility of employees, consultants and non-employee Directors, the number of shares to be subject to the options granted and the terms of such grants. All options shown in the table have exercise prices equal to the fair market value on date of grant and vest over four years. In the event of a merger of the Company or the sale of substantially all of the assets of the Company, unvested options shall be assumed by the acquiring company. The Board of Directors has the right to accelerate unvested options if the acquiring company is unwilling to assume the options. In the event of a change in control, except as otherwise determined by the Board prior to the occurrence of such change in control, all options shall be fully exercisable and vested and shall be terminated in exchange for a net cash payment. The plans provide for various methods of exercise. The Company currently allows for cash, cashier's check or cashless exercise.

 (3) Options to purchase an aggregate of approximately 48,192,000 shares were granted to employees (46,549,000 were cancelled) in fiscal 1997.

 (4) Non-statutory option having an exercise price equal to the fair market value on the date of grant, vesting 20 percent one year from grant date and thereafter 1.66 percent per month over four years and having a term of ten years.

 (5) Non-statutory option having an exercise price equal to the fair market value on the date of grant, vesting 25 percent one year from grant date and thereafter 6.25 percent per quarter over three years and having a term of ten years. These options were canceled at the request of the optionee as part of the option exchange program.

 (6) Non-statutory option having an exercise price equal to the fair market value on the date of the option exchange, vested 25 percent a year from grant date of the option surrendered in exchange. This option is currently 100 percent vested. Has a term of ten years from original grant date.

 (7) Non-statutory option having an exercise price equal to the fair market value on the date of the exchange grant, vesting 25 percent one year from original grant date and thereafter 6.25 percent per quarter over three years and having a term of ten years from original grant date.

 (8) Non-statutory option having an exercise price equal to the fair market value on the date of the exchange grant, vesting 25 percent one year from original grant date and thereafter 6.25 percent per quarter over three years and having a term of ten years from original grant date. Furthermore, if Novell stock closes at $18.00 per share or higher for 30 consecutive days, any remaining unvested shares shall vest at twice the rate of the prior stated schedule.

 (9) Stock options were canceled as part of the exchange program in July 1997 and therefore have no Potential Realizable Value.

(10) Non-statutory options having an exercise price equal to the fair market value on date of grant, vesting 25 percent one year from grant date and thereafter 6.25 percent quarterly over three years and having a term of ten years.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

  The number of shares acquired upon exercise of options and the value realized from any such exercise during fiscal 1997 and the number and value of options held at 1997 fiscal year end for the Named Officers are set forth in the following table.

                                                  NUMBER OF SECURITIES
                                                 UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED
                                                    OPTIONS AT FISCAL        IN-THE-MONEY OPTIONS
                            SHARES      VALUE         YEAR END (#)        AT FISCAL YEAR END (1) ($)
                          ACQUIRED ON  REALIZED ------------------------- -------------------------------
          NAME            EXERCISE (#) ($) (2)  EXERCISABLE UNEXERCISABLE EXERCISABLE     UNEXERCISABLE
------------------------  -----------  -------- ----------- ------------- ------------    ---------------
Eric E. Schmidt.........        0         --            0     2,750,000                 0                  0
James R. Tolonen(3).....        0         --            0       425,000                 0            507,400
Glenn Ricart(3).........        0         --            0       293,000                 0            225,750
Ronald E. Heinz, Jr.(3).        0         --            0       411,160                 0            216,558
Richard A. Nortz(3).....        0         --            0       344,000                 0            193,500
Joseph A. Marengi(4)....        0         --      486,412             0                 0                  0

--------
(1) Value of unexercised in-the-money options is (i) the fair market value of the Company's Common Stock at fiscal 1997 year end ($8.25 per share) less the option exercise price per share of in-the-money options, times (ii) the number of shares subject to such options.
(2) Value realized upon exercise is (i) the fair market value of the Company's Common Stock on the date of exercise, less the option exercise price per share, times (ii) the number of shares exercised.
(3) These Named Officers participated in the option exchange program in July 1997. The terms of this exchange program allowed for options to continue vesting under the original grant terms but imposed a one-year suspension of exercisability.
(4) Former Executive Officer. Exercisable options will cancel during fiscal
    1998.

TEN-YEAR OPTION REPRICINGS

  In June 1997, the Board of Directors approved an option exchange program whereby all employees, including the Named Officers (except for Dr. Schmidt), were entitled to exchange their outstanding stock options for new stock options to be granted at fair market value on July 18, 1997. See also "Report of the Compensation Committee".

  The following Ten-Year Option Repricings table shows options repriced during the last ten fiscal years of the Company (November 1, 1987, to October 31, 1997) for persons who were executive officers at the time of the repricing of such options.

                                                                                           LENGTH OF
                                   NUMBER OF   MARKET PRICE                             ORIGINAL OPTION
                                   SECURITIES  OF STOCK AT  EXERCISE PRICE              TERM REMAINING
                                   UNDERLYING    TIME OF      AT TIME OF                  AT DATE OF
                          DATE OF   OPTIONS     REPRICING     REPRICING    NEW EXERCISE    REPRICING
   NAME AND POSITION     REPRICING REPRICED(#)     ($)          ($/SH)     PRICE ($/SH)     (YEARS)
   -----------------     --------- ----------  ------------ -------------- ------------ ---------------
James R. Tolonen........  7/18/97    19,200      6.90625       23.2500       6.90625          1.3
 Senior Vice President    7/18/97    19,200      6.90625       27.5000       6.90625          2.2
 and Chief Financial      7/18/97    48,000      6.90625       18.0000       6.90625          3.2
 Officer                  7/18/97    64,000      6.90625       15.8750       6.90625          7.3
                          7/18/97    60,000      6.90625       14.6250       6.90625          8.4
                          7/18/97    60,000      6.90625       12.1875       6.90625          8.6
                          7/18/97    47,200      6.90625       12.1875       6.90625          8.6
                          7/18/97    60,000      6.90625       10.5000       6.90625          9.3
Glenn Ricart ...........  7/18/97    32,000      6.90625       19.0000       6.90625          8.2
 Senior Vice President    7/18/97    32,000      6.90625       12.1875       6.90625          8.6
 and Chief Technology     7/18/97    56,000      6.90625       12.1875       6.90625          8.6
 Officer                  7/18/97    48,000      6.90625       10.5000       6.90625          9.3
Ronald E. Heinz, Jr. ...  7/18/97     4,800      6.90625       18.0000       6.90625          3.2
 Senior Vice President    7/18/97     5,400      6.90625       17.5000       6.90625          6.9
 Worldwide Sales          7/18/97     6,000      6.90625       15.3750       6.90625          7.1
                          7/18/97    16,000      6.90625       15.3750       6.90625          7.1
                          7/18/97     5,760      6.90625       20.0000       6.90625          7.9
                          7/18/97     8,000      6.90625       14.6250       6.90625          8.4
                          7/18/97    47,200      6.90625       12.1875       6.90625          8.6
                          7/18/97    16,000      6.90625       10.2500       6.90625          9.3
                          7/18/97    28,000      6.90625       10.5000       6.90625          9.3
                          7/18/97    20,000      6.90625       11.3750       6.90625          9.6
                          7/18/97     4,000      6.90625        9.6250       6.90625          9.7
Richard A. Nortz .......  7/18/97    48,000      6.90625       14.3750       6.90625          8.3
 Senior Vice President    7/18/97    32,000      6.90625       12.1875       6.90625          8.6
 Customer Services        7/18/97    32,000      6.90625       10.5000       6.90625          9.3
                          7/18/97    32,000      6.90625        9.6250       6.90625          9.6
David R. Bradford.......  7/18/97    19,200      6.90625       23.2500       6.90625          1.3
 Senior Vice President    7/18/97    19,200      6.90625       27.5000       6.90625          2.2
 and General Counsel      7/18/97    32,000      6.90625       18.0000       6.90625          3.2
                          7/18/97    44,000      6.90625       15.8750       6.90625          7.3
                          7/18/97    44,800      6.90625       14.6250       6.90625          8.4
                          7/18/97     3,200      6.90625       14.6250       6.90625          8.4
                          7/18/97    20,800      6.90625       12.1875       6.90625          8.6
                          7/18/97    28,000      6.90625       10.5000       6.90625          9.3

                                                                                           LENGTH OF
                                   NUMBER OF   MARKET PRICE                             ORIGINAL OPTION
                                   SECURITIES  OF STOCK AT  EXERCISE PRICE              TERM REMAINING
                                   UNDERLYING    TIME OF      AT TIME OF                  AT DATE OF
                          DATE OF   OPTIONS     REPRICING     REPRICING    NEW EXERCISE    REPRICING
   NAME AND POSITION     REPRICING REPRICED(#)     ($)          ($/SH)     PRICE ($/SH)     (YEARS)
   -----------------     --------- ----------  ------------ -------------- ------------ ---------------
Jennifer Konecny-Costa..  7/18/97    56,000      6.90625       13.6875       6.90625          8.9
 Senior Vice President    7/18/97    40,000      6.90625       10.5000       6.90625          9.3
 Human Resources
Darcy G. Mott...........  7/18/97    12,800      6.90625       23.2500       6.90625          1.3
 Vice President and       7/18/97    12,800      6.90625       27.5000       6.90625          2.2
 Treasurer                7/18/97     8,000      6.90625       18.0000       6.90625          3.2
                          7/18/97    20,000      6.90625       15.8750       6.90625          7.3
                          7/18/97    40,000      6.90625       14.6250       6.90625          8.4
                          7/18/97    40,000      6.90625       12.8750       6.90625          8.6
                          7/18/97    20,000      6.90625       10.5000       6.90625          9.3
Denice Y. Gibson........  7/18/97    36,000      6.90625       14.7500       6.90625          8.9
 Former Officer           7/18/97    12,000      6.90625       11.0000       6.90625          9.2
                          7/18/97    40,000      6.90625       10.5000       6.90625          9.2
                          7/18/97    64,000      6.90625       10.5000       6.90625          9.3

EMPLOYMENT CONTRACT, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS

  On March 18, 1997, the Company entered an employment contract with Dr. Eric
E. Schmidt whereby Dr. Schmidt agreed to become Chief Executive Officer and Chairman of the Board of Novell on April 7, 1997. During the interim period from March 18, 1997 until April 7, 1997, Dr. Schmidt agreed to work as an employee of Novell on a part-time basis.

  Pursuant to the employment contract, Dr. Schmidt's annual base salary is $600,000 with a guaranteed bonus payment on October 31, 1997, of $374,796. Starting in fiscal 1998, Dr. Schmidt shall participate in the Incentive Bonus Plan, where, based upon the accomplishment of certain performance goals, Dr. Schmidt is eligible to earn a bonus of 100% of his base salary plus additional bonus compensation if such goals are exceeded.

  Upon entering into the employment contract, Dr. Schmidt was granted, at fair market value, a non-qualified stock option to purchase 2,750,000 shares of Novell Common Stock. Said options vest 20% on the first year anniversary and thereafter vest monthly over the next four years so as to be 100% vested five years from the date of grant, conditioned upon employee's continued employment or consulting relationship with Novell as of each vesting date. Dr. Schmidt was also granted 900,000 shares of restricted stock at a purchase price of $9,000. The shares vest annually, in accordance with the following schedule:
30% on the first anniversary, 25% on the second anniversary, 20% on the third anniversary, 15% on the fourth anniversary and 10% on the fifth anniversary of the grant date, so as to be 100% vested five years following the grant date, conditioned upon Employee's continued employment or consulting relationship with Novell as of such vesting dates. Such restricted stock grant was provided by Novell due in part to Dr. Schmidt's forfeiture of in-the-money unvested stock options held by him at his prior employment.

  If Novell terminates Dr. Schmidt other than for cause or if a constructive termination should occur, he shall be entitled to receive the following: (i) an amount equal to his annual base salary and target bonus at time of termination; (ii) an amount equal to the cost of employee benefits for one year; (iii) accelerated vesting of one year for all stock options; and (iv) waiving of repurchase rights on any remaining unvested restricted stock.

  In the event of termination without cause due to a change in control or constructive termination within two months before or one year after a change in control, Dr. Schmidt will receive the following: (i) an amount equal to twice his annual base salary and target bonus at time of termination; (ii) an amount equal to the cost of employee benefits for 18 months; (iii) accelerated vesting of one year for all stock options; and (iv) waiving of repurchase rights on restricted stock as to vesting of the greater of (a) the number of shares that would have vested within one year after Dr. Schmidt's termination date, or (b) one-half of the number of shares not vested on his termination date.

  In January 1998, all senior vice presidents of the Company, signed a Senior Management Severance Plan (the "Severance Plan") agreement. Under the terms of the Severance Plan, their prior contract was terminated. The Severance Plan provides each participant, in the event of involuntary termination by the Company, benefits of (i) 150 percent of their base annual salary, (ii) payments to cover 18 months of employee benefits, (iii) accelerated vesting of that portion of their stock options, if any, which would have vested within one year, and (iv) waiving of repurchase rights as to the number of shares, if any, of Restricted Stock that would vest on the next anniversary of the Restricted Stock grant date.

  The Severance Plan is effective for consecutive one year periods, unless the Board chooses to terminate it. However, termination may only occur with regard to future fiscal years, nor may termination occur after a change in control. The Board also has authority to amend the Severance Plan prior to a change in control, however, no such amendment shall reduce the benefits for which the participant may be eligible. Change in control is defined in the Severance Plan as: (i) the Company sells or otherwise disposes of all or substantially all of its assets, (ii) the Company merges or consolidates with another company where the shareholders of Novell immediately after the transaction do not hold at least 50 percent of the voting power of the new entity or (iii) any person or entity including any "person" as defined by Section 13(d)(3) of Securities Exchange Act as amended becomes the beneficial owner of Common Stock of Novell represented by 50% or more of the combined voting power (excluding any persons who are now officers of Novell).

NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

  The Novell, Inc. Non-Employee Directors Stock Option Plan, as amended (the "Director Plan") is administered by a committee of the Board of Directors. However, the time of grant, number of shares granted, exercise price and vesting schedule are established by the terms of the Director Plan and are not subject to the discretion of the committee or any person. Only non-employee directors may participate in the Director Plan. The Director Plan, which was originally adopted in 1989 and subsequently amended in 1992, was most recently amended by the Board of Directors in January 1996 and approved by shareholders on April 10, 1996.

  Under the Director Plan, all non-employee directors are automatically granted an option to purchase 30,000 shares of the Company's Common Stock on the date of their initial election or appointment to the Board of Directors (the "Initial Grant"). Prior to April 10, 1996, the Initial Grant covered 72,000 shares. Current Non-employee Directors are automatically granted an option to purchase 15,000 shares annually on the date of the Annual Meeting (the "Annual Grant"), unless they hold an Initial Grant to purchase 72,000 shares granted within two years prior to the Annual Grant. All options are non-statutory options receiving no special tax benefit, have an exercise price equal to the fair market value on date of grant and have a term of ten years. Initial Options vest annually at the rate of 25 percent per year and Annual Options vest at the rate of 50 percent per year. Upon a change in control, an option will become exercisable in full by a non-employee Director if, within one year of such change in control, the non-employee Director ceases for any reason to be a member of the Board. Upon forced retirement at age 70, options granted under the Director Plan become fully vested and the Director has one year in which to exercise.

  Directors Bond, Messman, Sonsini and Wilson were each granted an Annual Grant on May 2, 1997 having an exercise price of $7.50 per share. Upon Director Wilson's resignation in February 1998 no options under this grant were exercisable.

  On October 31, 1997, fiscal 1997 year end, options to purchase 599,000 shares of the Company's Common Stock under the Director Plan were outstanding at a weighted average exercise price of $16.77 per share.

  Non-employee directors have also been granted options under the Company's 1991 Stock Plan. See "Executive Compensation--Director Compensation".

  Non-employee directors were not permitted to participate in the July 1997 option exchange program.

                     REPORT OF THE COMPENSATION COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

MEMBERSHIP OF THE COMMITTEE

  The Compensation Committee of the Board of Directors (the "Committee") is composed of three non-employee directors: Mr. Young, Chairman, Ms. Bond and Mr. Messman. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity. From time to time, Dr. Schmidt, Chairman and Chief Executive Officer (the "CEO"), certain officers of the Company and outside consultants, attend meetings of the Committee. No officer of the Company is present during discussions or deliberations regarding his or her own compensation.

RESPONSIBILITIES OF THE COMMITTEE

  Acting on behalf of the Board of Directors, the Committee's responsibilities, include the following:

  . Establishing the general Company compensation philosophy for all employees including the CEO and other executive officers.

  . Reviewing the performance of the CEO.

  . Determining compensation levels and stock grants for the CEO and other executive officers.

  . Administering the Company's Incentive Plan (the "Incentive Plan") by establishing Company performance objectives, approving target bonuses for the CEO and other executive officers.

  . Administering the Company's employee stock option and stock purchase plans (the "Stock Plans"), including determining eligibility, the number and type of options to be granted and the terms of such grants.

EXECUTIVE OFFICER COMPENSATION PROGRAM

  The Company's executive compensation program is designed to support the achievement of Company performance objectives, to ensure that executive officers' interests are aligned with the success of the Company and to provide compensation opportunities that will attract, retain and motivate superior executive personnel. Consistent with these objectives, the Committee believes that the compensation of executive officers should be significantly influenced by performance. Accordingly, 26% to 33% of the cash compensation of each executive officer (except for the CEO in fiscal 1997) is contingent upon Company performance and adjusted as appropriate for individual performance.

  The Company's compensation program for executive officers is structured to be competitive within the high technology industry. The Company's Human Resources Department, working with independent outside consulting firms, has developed executive compensation data from nationally recognized surveys from a group of comparable companies selected on the basis of similarity in revenue level, industry segment and competitive employment market to the Company. Most of the companies included in this group for the 1997 executive compensation analysis are also included in the Nasdaq Computer and Data Processing Services index used to compare the Company's stock price performance on the Performance Graph on page 21.

  The Company's executive level positions, including the CEO, are matched to comparable survey positions and competitive levels are determined for base salary and target bonus incentives. The target incentive is the amount that would be paid after each fiscal quarter if both the Company and the executive officer achieve the performance objectives established for that quarter. Factors considered in determining actual incentive bonus for each executive officer include Company performance and individual performance.

  Market practices with respect to stock option grants are also reviewed based on survey data. Grants under the Company's Stock Plans are designed to further strengthen the linkage between executive compensation and shareholder return, to provide additional incentives to executive officers tied to growth of stock price over time and encourage continued employment with the Company. Stock option grants are based upon industry survey data and individual executive performance. Stock options generally become exercisable over a four-year period and are granted at a price that is equal to the fair market value of the Company's stock on the date of grant. Restricted stock purchase grants, which allow an officer to purchase shares at a nominal cost, are generally subject to a two-year to five-year vesting schedule.

1997 EXECUTIVE OFFICER COMPENSATION

  The Committee reviewed and approved the Novell Incentive Plan for fiscal 1997, to be used for all employees including the Named Officers. The Committee established the Company revenues, earnings and operating profit objectives and performance targets to be used for incentive determination.

  A program was established to provide a future cash payment to the Company's key employees below the title of Senior Vice President to encourage retention. The Company had to achieve certain earnings target and the employee had to be an active employee as of December 31, 1997 in order for the incentive to be paid. The Committee approved the plan which included awards to two current executive officers and approximately 80 other key employees, no awards were approved for the Named Officers or CEO. In January 1998, such awards were paid.

  The Committee reviewed the exercise prices of all stock options in light of the current stock trading price. The Committee believed that in order to retain and motivate employees during this critical period that it would be in the best interest of the Company to provide an exchange program for stock options. In June 1997, the Committee approved a stock option exchange program. The program was open to all employees of the Company, including the Named Officers, but excluding the CEO and members of the Board of Directors. The terms were as follows: (i) options surrendered would be regranted at the fair market value on July 18, 1997; (ii) a new option to purchase four shares would be granted for every old option to purchase five shares surrendered; (iii) the Repriced Options would retain the vesting schedule of the options surrendered;
(iv) the expiration date of the Repriced Options would be ten years from grant date of options surrendered; and (v) the Repriced Options would be subject to a one year "blackout" period during which no options could be exercised. If the Company was the moving party and the employee lost their job due to restructuring the blackout would be lifted.

  During fiscal 1997, the Committee reviewed industry survey data and current executive responsibility. The Committee felt certain executive salaries were below the range of industry standards for comparable positions and adjustments were made to some executives' base salary, including two of the Named Officers' salaries. Stock options were also reviewed based on survey data. Most executive officers, including the Named Officers, were granted a stock option.

1997 CEO COMPENSATION

  The Committee, with the help of outside legal counsel, reviewed market data for the position of Chairman and Chief Executive Officer and on March 18, 1997, entered into an employment contract with Dr. Eric E. Schmidt whereby Dr. Schmidt would become Chairman of the Board and Chief Executive Officer on April 7, 1997. During the interim period from March 18, 1997 until April 7, 1997, Dr. Schmidt worked on a part-time basis. See "Employment Contracts, Termination of Employment and Change in Control".

QUALIFYING COMPENSATION

  The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code ("Section 162(m)") adopted under the Federal Revenue Reconciliation Act of 1993. Section 162(m) disallows a tax deduction for any publicly-held corporation for certain executive officers' compensation exceeding $1 million per person in any taxable year unless it is "performance based" within the meaning of Section 162(m). Since to date the cash compensation plus restricted stock vesting of each of the Company's executive officers has been below the $1 million threshold and since the Committee believes that any options granted under the Company's option plan will meet the requirement of being performance-based under the provisions of Section 162(m), the Committee believes that Section 162(m) will not reduce the tax deduction available to the Company for fiscal 1997 or prior years. The Company's policy is, to the extent reasonable, to qualify its executive officers' compensation for deductibility under the applicable tax laws. However, it appears that non-option compensation of the CEO will exceed $1 million in fiscal 1998.

Respectfully submitted,

John A. Young, Chairman
Elaine R. Bond
Jack L. Messman

COMPARISON OF FIVE-YEAR AND TEN-YEAR CUMULATIVE TOTAL RETURNS

  The following two graphs compare the performance of the Company's Common Stock with the performance of the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500 Index") and an industry index over the periods from, respectively, November 1, 1992 and November 1, 1987. The graphs assume that $100 was invested on, respectively, November 1, 1992 and November 1, 1987 in the Company's Common Stock, the S&P 500 Index and the industry index, and that all dividends were reinvested.

  The Company's industry index is The Nasdaq Computer & Data Processing Services Index, which is composed of all Nasdaq companies with an SIC Code of #
737. A list of the companies included in this index will be furnished by the Company to any shareholder upon written request of the Corporate Secretary.

                               PERFORMANCE GRAPH

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                  AMONG NOVELL, INC., S&P 500 AND NASDAQ C&DPS

                       [PERFORMANCE GRAPH APPEARS HERE]

                                       BASE      INDEXED/CUMULATIVE RETURNS
                                      PERIOD ----------------------------------
         COMPANY/INDEX NAME            1992   1993   1994   1995   1996   1997
         ------------------           ------ ------ ------ ------ ------ ------
Novell, Inc..........................  100    70.49  56.97  48.77  32.79  27.66
S&P 500 Index........................  100   114.94 119.39 150.95 187.32 247.47
Nasdaq Computer & DataProcessing
 Services............................  100   111.75 134.53 205.33 238.05 321.18

PAST FIVE YEAR AVERAGE COMPOUNDED ANNUAL RETURN

Novell, Inc............................................................ (22.66)%
S&P 500 Index..........................................................  19.87 %
Nasdaq Computer & Data Processing Services.............................  26.26 %

                               PERFORMANCE GRAPH
                 COMPARISON OF TEN-YEAR CUMULATIVE TOTAL RETURN
                  AMONG NOVELL, INC., S&P 500 AND NASDAQ C&DPS

                       [PERFORMANCE GRAPH APPEARS HERE]

                          BASE                        INDEXED/CUMULATIVE RETURNS
                         PERIOD -----------------------------------------------------------------------
   COMPANY/INDEX NAME     1987   1988   1989   1990   1991   1992    1993   1994   1995   1996   1997
   ------------------    ------ ------ ------ ------ ------ ------- ------ ------ ------ ------ -------
Novell, Inc. ...........  100   165.94 157.97 275.36 985.51 1414.49 997.10 805.80 689.86 463.77  391.30
S&P 500 Index...........  100   114.80 145.11 134.25 179.23  197.07 226.51 235.27 297.48 369.15  487.68
Nasdaq C&DPS............  100   107.62 144.79 131.14 286.98  334.82 374.17 450.43 687.50 796.03 1075.39

PAST TEN YEAR AVERAGE COMPOUNDED ANNUAL RETURN

Novell, Inc.............................................................. 14.62%
S&P 500 Index............................................................ 17.17%
Nasdaq Computer & Data Processing Services............................... 26.81%

                             CERTAIN TRANSACTIONS

  In fiscal 1997, Wilson Sonsini Goodrich & Rosati, Professional Corporation, a law firm in which Larry W. Sonsini, a director of the Company, is a senior partner, performed legal services for the Company. The Company proposes to continue to retain such law firm in fiscal 1998 for advice on legal matters.

  Named Officer Nortz has one loan for $37,231.44 with the Company for the payment of tax withholding due to vesting of restricted stock. The loan is secured by shares of Company stock and has an interest rate of 5.83%. The loan has a term of two years and is due on March 3, 1999. The loan was outstanding at fiscal 1997 year end. Mr. Nortz had an additional loan for $100,000 with the Company to assist in his relocation. The loan had a term of 18 months and is due on July 1, 1997. The loan plus interest was paid-in-full on July 1, 1997.

  Executive Officer Bradford has three loans ($26,194.63, $55,716.19 and $28,305.67) with the Company for the payment of tax withholding due to vesting of restricted stock. The loans are secured by shares of Company stock and have interest rates of 5.82%, 6.07% and 5.83%, respectively. Each loan has a term of two years and is due on October 17, 1997, October 17, 1998 and March 3, 1999, respectively. The loan for $26,194.63 plus interest was paid-in-full on October 17, 1997. The two remaining loans were outstanding at fiscal 1997 year end.

  Former Executive Officer Burnside had three loans ($25,302.44, $54,637.31 and $53,307.94) with the Company for the payment of tax withholding due to vesting of restricted stock. The loans were secured by shares of Company stock and had interest rates of 5.82%, 6.07% and 5.83%, respectively. Each loan had a term of two years and was due in October 1997, October 1998 and March 1999. All three loans plus interest were paid-in-full in April 1997 at the time of Ms. Burnside's resignation.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  The Company believes that all Forms 3, 4 and 5 required to be filed by its directors, officers and greater than 10% shareholders were filed on time during fiscal 1997.

                           PROPOSALS OF SHAREHOLDERS

  Proposals that shareholders desire to have included in the Company's proxy materials for the 1999 Annual Meeting of Shareholders of the Company must be received by the Secretary of the Company at its principal office (122 East 1700 South, Provo, UT 84606, Attention Corporate Secretary) no later than October 23, 1998 in order to be considered for possible inclusion in such proxy materials.

                            ADDITIONAL INFORMATION

ANNUAL REPORT

  The Company's Annual Report to Shareholders for the fiscal year ended October 31, 1997, including the consolidated financial statements and related notes thereto, together with the report of the independent auditors and other information with respect to the Company, accompanies this Proxy Statement.

ANNUAL MEETING SUMMARY

  The Company will provide a summary of the activities, including the final vote on all proposals, of the Annual Meeting to Shareholders.

  The summary will be available on the Novell Investor Relations web site at www.novell.com/corp/ir/index.html approximately one week after the meeting. Shareholders may also obtain a copy by calling (408) 577-8400.

                                 OTHER MATTERS

  The Company is not aware of any other business to be presented at the Annual Meeting. If matters other than those described herein should properly arise at the meeting, the proxies will vote on such matters in accordance with their best judgment.

                              [MAP APPEARS HERE]

                             DIRECTIONS TO NOVELL

     From the Salt Lake Airport follow the signs that direct you to Provo. You will first travel on I-80 East which will take you to I-215 East. Then you will travel along I-215 towards Provo and exit on the South I-15 Exit. You will drive approximately 30 miles on I-15, taking the Lindon Exit which is Exit 276. Turn left or east onto 1600 North in Orem. Continue straight, this takes you through a street light (State Street), about 1/2 mile from the light on the right hand side of the road is Novell, Inc.

     Annual Meeting held in auditorium, Building J.


                           [Logo of Recycled Paper]

FRONT OF CARD
                                  NOVELL, INC.
                              122 East 1700 South
                                Provo, UT  84606

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Eric E. Schmidt, James R. Tolonen and David R. Bradford, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of Novell, Inc. to be held at the Company's Utah office at 1555 North Technology Way, Orem, Utah 84097 on Tuesday April 7, 1998, at 2 p.m. local time and at any adjournments thereof, to vote as designated.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES TO THE BOARD OF DIRECTORS, FOR APPROVAL AND RATIFICATION OF THE ADOPTION OF AN AMENDMENT TO THE NOVELL, INC. 1989 EMPLOYEE STOCK PURCHASE PLAN, FOR RATIFICATION OF INDEPENDENT AUDITORS AND AS THE PROXY HOLDER MAY DETERMINE IN HIS DISCRETION WITH REGARD TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING.

PLEASE VOTE BY TELEPHONE OR THE INTERNET OR MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

                          (Continued on reverse side)


                           YOUR VOTE IS IMPORTANT!

                     YOU CAN VOTE IN ONE OF THREE WAYS:

1. Call toll-free 1-800-840-1208 on a Touch-Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

                                     or
                                     --

2.  Vote by Internet at our Internet Address: http://novell.proxyvoting.com

                                     or
                                     --

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

    It is not necessary to mail your proxy card, if you vote by telephone or Internet.

                                PLEASE VOTE

BACK OF CARD
-  -  -  -  -  -  -  -  -  -  -  -  -  -  -  -  -  -  -  -  -  -  -  -  -  -  -

1.  ELECTION OF DIRECTORS:
Nominees: 01 Eric E. Schmidt, 02 John A. Young, 03 Elaine R. Bond,
04 Hans-Werner Hector, 05 Jack L. Messman, 06 Larry W. Sonsini

     Vote For               Withhold           For all except _______________
   all nominees             Authority          except nominees written above
                         to vote for all



2. APPROVE AND RATIFY the adoption of an amendment to the Novell, Inc. 1989 Employee Stock Purchase Plan to increase the shares reserved thereunder from 12,000,000 to 18,000,000.

     Vote For                        Vote Against                       Abstain

3. RATIFICATION of Ernst & Young LLP as independent auditors.
     Vote For                        Vote Against                       Abstain

and to vote on such other business as may properly come before the meeting

                                             Dated:_________________________1998

                                              __________________________________
                                                  Signature of Shareholder(s)

                                              __________________________________

                                                  Signature of Shareholder(s)

                                              Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership please sign in partnership name by authorized person.


                         VOTE BY TELEPHONE OR INTERNET

                         QUICK *** EASY *** IMMEDIATE

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE:   CALL TOLL-FREE ON A TOUCH-TONE TELEPHONE 1-800-840-1208
                 ANYTIME.
                 THERE IS NO CHARGE TO YOU FOR THIS CALL.
                 You will be asked to enter the 11-digit Control Number located in the lower right of this form.

   -------------------------------------------------------------------------
   OPTION A:     To vote as the Board of Directors recommends on ALL items, press 1.
   -------------------------------------------------------------------------

   -------------------------------------------------------------------------
   OPTION B:     If you choose to vote on each item separately, press 0.
                 You will hear these instructions:
   -------------------------------------------------------------------------

                 Item 1: To vote FOR ALL nominees, press 1: to WITHHOLD FOR ALL nominees, press 9. To WITHHOLD FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

                 Item 2: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press
                 0. The instructions are the same for all remaining items to be voted.

                 When asked, you must confirm your vote by pressing 1.

VOTE BY INTERNET:  THE WEB ADDRESS IS http://novell.proxyvoting.com

                             THANK YOU FOR VOTING.